Exhibit (d.5)

iShares, Inc.

Master Advisory Fee Waiver Agreement

This MASTER ADVISORY FEE WAIVER AGREEMENT (this “Agreement”) is made effective as of the 1st day of December, 2009, by and between BlackRock Fund Advisors (the “Adviser”) and iShares, Inc. (the “Company”), on behalf of each of its series from time to time set forth in Schedule A attached hereto (each, a “Fund”).

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company, and is organized as a corporation under the laws of the State of Maryland, and each Fund is a series of the Company;

WHEREAS, the Adviser and the Company, on behalf of each Fund, are parties to investment advisory agreements (the “Advisory Agreements”), pursuant to which the Adviser provides investment advisory services to each Fund in consideration of compensation based on the value of the average daily net assets of such Fund (the “Advisory Fee”); and

WHEREAS, the Adviser has determined that it is appropriate and in the best interests of each Fund and its shareholders to waive part of each Fund’s Advisory Fee as set forth in Schedule A attached hereto (the “Fee Waiver”). The Company, on behalf of each Fund, and the Adviser, therefore, have entered into this Agreement in order to effect the Fee Waiver for each Fund at the level specified in Schedule A attached hereto on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Contractual Fee Waiver. During the Term (as defined in Section 3 below), the Adviser shall waive a portion of its Advisory Fee with respect to each Fund as set forth in Schedule A attached hereto.

2. Voluntary Fee Waiver/Expense Reimbursement. Nothing herein shall preclude the Adviser from either voluntarily waiving Advisory Fees it is entitled to from any series of the Company or voluntarily reimbursing expenses of any series of the Company, including the Funds set forth in Schedule A, as the Adviser, in its discretion, deems reasonable or appropriate. Any such voluntary waiver or voluntary expense reimbursement may be modified or terminated by the Adviser, as applicable, at any time in its sole and absolute discretion without the approval of the Company’s Board of Directors.

3. Term; Termination.

3.1 Term. The term (“Term”) of the Fee Waiver with respect to a Fund shall begin on the date hereof (or the date on which a Fund is added to Schedule A, if later) and end with respect to a Fund after the close of business on the date indicated on Schedule A (or such other date as agreed to in writing between the Adviser and the Company with respect to a Fund) unless the Fee Waiver is earlier terminated in accordance with Section 3.2. The Term of the Fee Waiver with respect to a Fund may be continued from year to year thereafter provided that each such continuance is specifically approved by the Adviser and the Company with respect to such Fund

(including with respect to the Company, a majority of the Directors of the Company who are not “interested persons,” as defined in the 1940 Act, of the Adviser). Neither the Adviser nor the Company shall be obligated to extend the Fee Waiver with respect to any Fund.

3.2 Termination. The Fee Waiver with respect to a Fund shall terminate upon a writing duly executed by the Adviser and the Company either affirmatively terminating the Fee Waiver with respect to such Fund or removing such Fund from Schedule A.

4. Miscellaneous.

4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2 Interpretation. Nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s Articles or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company’s Board of Directors of its responsibility for and control of the conduct of the affairs of the Company.

4.3 Entire Agreement. This Agreement constitutes the whole agreement between the parties and supersedes any previous fee waiver agreement relating to the Funds covered by this Agreement.

4.4 Limitation of Liability. The obligations and expenses incurred, contracted for or otherwise existing with respect to a Fund shall be enforced against the assets of such Fund or applicable class thereof and not against the assets of any other class or any other Fund or series of the Company.

4.5 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the computations of average daily net assets or of any Advisory Fee, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the relevant Advisory Agreement between the Adviser and the Company or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act, as applicable, and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such Court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise the provisions of this Agreement will be interpreted in accordance with the substantive laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the day and year first above written.

iSHARES, INC., on behalf of each FUND

By:	/s/ Jack Gee
	Name:	Jack Gee
	Title:	Treasurer and Chief Financial Officer of iShares, Inc.

BLACKROCK FUND ADVISORS

By:	/s/ Geoffrey Flynn
	Name:	Geoffrey Flynn
	Title:	Managing Director

By:	/s/ Michael Latham
	Name:	Michael Latham
	Title:	Managing Director

[Signature page to Master Advisory Fee Waiver Agreement]

SCHEDULE A

(all percentages are expressed as a percentage of average daily net assets):

Fund	Contractual Advisory Fee	Advisory Fee Waiver	Last Day of Term
iShares MSCI Emerging Markets Index Fund	0.72%	With respect to each such Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by such Fund in other series of iShares Trust, iShares, Inc., iShares MSCI Russia Capped Index Fund, Inc. and iShares MSCI Emerging Markets Small Cap Index Fund, Inc.	June 30, 2012

ISHARES, INC. on behalf of each FUND			BLACKROCK FUND ADVISORS

By:	/s/ Jack Gee		By:	/s/ Geoffrey Flynn
	Name:	Jack Gee		Name:	Geoffrey Flynn
	Title:	Treasurer and Chief Financial Officer of iShares, Inc.		Title:	Managing Director

			By:	/s/ Michael Latham
				Name:	Michael Latham
				Title:	Managing Director

Dated: June 16, 2010